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                                                                  EXHIBIT 99(17)

Henry Egghart (NSB #3401)
LAW OFFICES OF HENRY EGGHART
317 South Arlington Avenue
Reno, Nevada 89501
Telephone: (775) 329-2705
Facsimile: (775) 323-0466

Local Counsel for JACK HERSH

Emily C. Komlossy
GOODKIND LABATON RUDOFF
& SUCHAROW LLP
100 Park Avenue, 12th Floor
New York, NY 10017
Telephone: (212) 907-0700
Facsimile: (212) 818-0477

          IN THE SECOND JUDICIAL DISTRICT COURT OF THE STATE OF NEVADA
                         IN AND FOR THE COUNTY OF WASHOE

JACK HERSH, on behalf of himself and all    )
others similarly situated,                  )
                                            ) Case No. CV03 03220
          Plaintiff,                        )
                                            ) Dept.: 6
   -against-                                )
                                            )
WILTEL COMMUNICATIONS GROUP,                )
INC., J. PATRICK COLLINS, IAN M.            )
CUMMING, WILLIAM H. CUNNINGHAM,             )
MICHAEL DIAMENT, ALAN J. HIRSCHFIELD,       )
JEFFREY C. KEIL, MICHAEL P. ROSSNER,        )
JOSEPH S. STEINBERG, JEFFREY K. STOREY      )
and LEUCADIA NATIONAL CORP.,                )
                                            )
          Defendants.                       )
                                            )
--------------------------------------------

                             CLASS ACTION COMPLAINT




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                                  INTRODUCTION

          Plaintiff, by and through his attorneys, alleges this class action on behalf of himself and all other stockholders of WilTel Communications Group, Inc. ("WilTel" or the "Company") who are similarly situated, against the directors of WilTel to enjoin certain actions of the defendants related to the management buyout of the outstanding shares of WilTel stock.

                                  THE PARTIES

          1. Plaintiff currently owns WilTel common stock and has owned such stock at all times material hereto.

          2. WilTel is incorporated in Nevada and maintains its executive offices at One Technology Center, Tulsa, Oklahoma. The Company provides services to the communications industry. As of March 31, 2003, WilTel had outstanding 50 million shares of common stock held by hundreds of shareholders of record. WilTel formerly Williams Communications emerged from bankruptcy proceedings in October, 2001.

          3. Defendants J. Patrick Collins ("Collins"), Ian M. Cumming ("Cumming"), William H. Cunningham ("Cunningham"), Michael Diament ("Diament"), Alan J. Hirschfield ("Hirschfield"), Jeffrey C. Keil ("Keil"), Michael P. Rossner ("Rossner") and Joseph S. Steinberg ("Steinberg") are directors of WilTel.

          4. Defendant Jeffrey K. Storey ("Storey") is the President, Chief Executive Officer and a director of WilTel.

          5. Defendant Leucadia National Corp. ("Leucadia") is a New York corporation which owns 47% of the Company's outstanding stock.

          6. The foregoing individual defendants (collectively referred to herein as the "Director Defendants") are in a fiduciary relationship with plaintiff and the public stockholders of WilTel, and own plaintiff and the other WilTel public stockholders the highest obligations of good faith, fair dealing, due care, loyalty and full and candid disclosure.


                                       2




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                            CLASS ACTION ALLEGATIONS

          7. Plaintiff brings this action pursuant to Rule 23 of the Nevada Rules of Civil Procedure for declaratory, injunctive and other relief on his own behalf and as a class action, on behalf of all common stockholders of WilTel (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interests, who are being deprived of the opportunity to maximize the value of their WilTel shares by the wrongful acts of the defendants as described herein.

          8. This action is properly maintainable as a class action for the following reasons:

               (a) The Class of stockholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable. There are 50 million common shares of WilTel outstanding, owned by hundreds stockholders of record. Members of the Class are scattered throughout the United States.

               (b) There are questions of law and fact which are common to members of the Class and which predominate over all questions affecting only individual members, including whether the defendants have breached the fiduciary duties owed by them to plaintiff and members of the Class by reason of the acts described herein.

               (c) The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has no interests that are adverse or antagonistic to the interests of the Class.

               (d) Plaintiff is committed to the vigorous prosecution of this action and has retained competent counsel experienced in litigation of this nature. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

               (e) Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making relief with respect to the Class as a whole appropriate.


                                       3




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                             SUBSTANTIVE ALLEGATIONS

          9. On May 15, 2003, Leucadia announced it had sent a letter to the directors of WilTel, formerly Williams Communications, Inc. WilTel offering to acquire all publicly-held stock for the stock of Leucadia.

          10. Leucadia made an investment in WilTel for its 47% state. However, pursuant to certain contractual arrangements, Leucadia is prohibited from acquiring more than 49% of WilTel stock under a stockholders' agreement and WilTel's Articles of Incorporation. In addition, it was agreed that Leucadia could make a tender offer to the Company's stockholders, which could not be initiated prior to October 15, 2004, or unless approved by a majority of the Company's independent directors or shareholders.

          11. Nonetheless, on May 15, 2003, Leucadia offered to exchange for 3565 common shares of Leucadia for each share of WilTel common stock ("Offer").

          12. Based upon May 14 closing prices, the Offer values each WilTel share at $13.78. On the news, however, WilTel stock traded above the price in the Offer, going as high as $14.53 per share.

          13. Defendant Leucadia is taking advantage of a temporary depression in the price of WilTel stock post-bankruptcy.

          14. On May 12, 2003, Leucadia announced its financial results for the quarter ended Marcy 31, 2003, in which it recognized a loss of $34.8 million for its share of WilTel's losses.

          15. In its Form 10-Q for the quarter ended March 31, 2003, WilTel reported revenue of $288 million and a net loss of $73.2 million or $1.46 per share.

          16. The Offer is wrongful, unfair, and harmful to Class Members and represents an attempt by defendants to aggrandize their personal and financial positions and interests, and to enrich themselves at the expense of and to the detriment of Class Members. In seeking to consummate the Offer, the Defendants have failed to offer a fair price or afford Class Members adequate procedural safeguards, all in violation of their fiduciary obligation.


                                       4




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          17. Because of the control exercised by Leucadia over WilTel, no third party, as a practical matter, can bid for the Company and thus, it is unlikely that other bidders will emerge for WilTel.

          18. Unless enjoined by this Court, defendants will continue to breach its fiduciary duties owed to plaintiff and the Class and will consummate the transaction to the irreparable harm of the plaintiff and the Class.

          19. Plaintiff and the other members of the Class have no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment as follows:

     A. Declaring that this action is proper class action and naming plaintiff as Class representative;

     B. Ordering defendants to carry out their fiduciary duties to plaintiff and other members of the Class, including the duties of care, loyalty, and candor;

     C. Granting preliminary and permanent injunctive relief against the consummation of the Offer as described herein;

     D. In the event the Offer is consummated, rescinding the transaction effected by defendants and a awarding rescissionary damages;

     E. Ordering defendants, jointly and severally, to pay to plaintiff and to other members of the Class all damages suffered and to be suffered by them as the result of the acts and transactions alleged herein;

     F. Awarding plaintiff the cost and disbursements of the action including allowances for plaintiff's reasonable attorney and experts fees; and

     G. Granting such other and further relief as may be just and proper in the premises.

Dated: May 19, 2003


                                           By: \s\ Henry Egghart
                                              ----------------------------------
                                              Henry Egghart, Esq.
                                              Law Offices of Henry Egghart
                                              317 S. Arlington Avenue
                                              Reno, NV  89501

                                              Local Counsel for Plaintiff

                                              Emily C. Komlossy
                                              GOODKIND LABATON RUDOFF
                                               & SUCHAROW LLP
                                              100 Park Avenue, 12th Floor
                                              New York, NY 10017
                                              212/907-0700
                                              212/818-0477 fax


                                       5




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              IN THE SECOND JUDICIAL DISTRICT COURT STATE OF NEVADA
                     IN AND FOR THE COUNTY OF WASHOE COUNTY

JACK HERSH, on behalf of himself
and all others similarly situated,

              Plaintiff,
                                           Case No. CV03 03220

                 vs.                       Dept. No. 6

WILTEL COMMUNICATIONS GROUP, INC., J.
PATRICK COLLINS, IAN M. CUMMING,
MICHAEL DIAMENT, ALAN J. HIRSCHFIELD,
JEFFREY C. KEIL, MICHAEL P. ROSSNER,
JOSEPH S. STEINBERG, JEFFREY K. STOREY
and LEUCADIA NATIONAL CORP.

               Defendants.
--------------------------------------

                                     SUMMONS

TO THE DEFENDANT: YOU HAVE BEEN SUED. THE COURT MAY DECIDE AGAINST YOU WITHOUT BEING HEARD UNLESS YOU RESPOND WITHIN 20 DAYS. READ THE INFORMATION BELOW VERY CAREFULLY.

A civil complaint has been filed by the plaintiff against you for the relief as set forth in that document (see complaint). When service is by publication, add a brief settlement of the object of the action. See Rules of Civil Procedures, Rule 4, (b).

1. If you intend to defend this lawsuit, you must do the following within 20 days after service of this summons, exclusive of the day of service.

     a. File with the Clerk of Court, whose address is shown below, a formal written answer to the complaint, along with the appropriate filing fees, in accordance with the rules of the Court; and,

     b. Serve a copy of your answer upon the attorney or plaintiff whose name and address is shown below.

2. Unless you respond, a default will be entered upon application of the plaintiff and this Court may enter a judgment against you for the relief demanded in the complaint.

     Dated this 19th day of May, 2003.

Issued on behalf of plaintiff's attorney       RONALD A. LONGTIN, JR.,
                                               CLERK OF THE COURT


Name: Henry Egghart, Esq.                      By:
address: 317 S. Arlington Ave.                    ------------------------------
         Reno, NV 89501                                  Deputy Clerk
Phone Number: 775-329-2705
                                              Second Judicial District Court
                                              75 Court Street
                                              Reno, Nevada 898501